Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: April 28, 2020
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

FHLB Des Moines Reports Preliminary First Quarter 2020 Net Income of $92 million

2020 First Quarter Summary Financial Results

•	Net income totaled $92 million, a decrease of $20 million from the same period last year.

•	Net interest income totaled $109 million, a decrease of $50 million from the same period last year.

•	Balance sheet changes from December 31, 2019 were:

◦	Assets totaled $126.1 billion, a decrease of $3.5 billion.

◦	Advances totaled $79.8 billion, a decrease of $0.6 billion.

◦	Investments totaled $35.6 billion, a decrease of $2.8 billion.

◦	Capital remained relatively stable at $6.7 billion.

◦	Retained earnings remained relatively stable at $2.2 billion.

◦	Regulatory capital ratio was 5.51 percent, an increase from 5.31 percent.

First Quarter 2020 Business Highlights

•	Advances of $79.8 billion were outstanding to 723 members, housing associates, and former members, of which 41 percent were held by the Bank’s five largest borrowers.

•	Mortgage loans of $9.5 billion were outstanding of which $563 million were purchased from 164 members during the first quarter.

•	Mortgage loans of $404 million were delivered by members during the quarter through the Bank’s off-balance sheet products of MPF Xtra, MPF Direct, and MPF Government MBS.

•	Letters of credit of $9.7 billion were outstanding.

•	The Bank paid $61 million of cash dividends at an effective combined annualized dividend rate of 5.14 percent during the first quarter relating to fourth quarter 2019 earnings.

•	The Bank accrued $10 million during the quarter for use in the Bank’s Affordable Housing Program.

Financial Results Discussion

Coronavirus Pandemic (COVID-19) - The effects of COVID-19 and the response to the virus have negatively impacted financial markets and overall economic conditions. The Bank strives to be a readily available and reliable source of liquidity in all economic environments and remains dedicated to meeting the needs of members through these challenging and unusual times. The Bank is focused on both the health and safety of its employees. As such, employees who are designated essential continue to work in its offices, while employees considered non-essential are working remotely. The Bank does not expect the change in working arrangements to impair its ability to meet the needs of its members. The effects of COVID-19 are rapidly evolving, and the full impact and duration of the virus are unknown. As a result of the recent market volatility, the Bank’s financial performance has been adversely impacted. The extent of the impact to its future performance will depend upon how long the current conditions persist. For additional information on the impacts of COVID-19 on the Bank, please see the First Quarter 2020 Form 10-Q, expected to be filed with the Securities and Exchange Commission (SEC) on or about May 15, 2020.
Net Income - For the three months ended March 31, 2020, the Bank recorded net income of $92 million compared to $112 million for the same period in 2019. The decline in the Bank’s net income was primarily driven by a decrease in net interest income offset in part by an increase in other income.

Net Interest Income - The Bank’s net interest income decreased to $109 million for the three months ended March 31, 2020 compared to $159 million for the same period last year. The decline during the three months ended March 31, 2020 was primarily due to a decrease in net interest margin and a decline in average advance volumes. The Bank’s net interest margin was 0.35 percent during the three months ended March 31, 2020 compared to 0.45 percent for the same period in 2019. The decrease in net interest margin was primarily attributable to lower asset liability spreads and the lower interest rate environment. In addition, the Bank incurred losses of $12 million on its fair value hedge relationships which stemmed from market volatility caused by the COVID-19 global health pandemic.

Other Income (Loss) - The Bank recorded net gains of $36 million in other income (loss) for the three months ended March 31, 2020 compared to net gains of $5 million for the same period last year. Other income (loss) was primarily impacted by net gains on litigation settlements of $56 million as a result of a settlement with a defendant in the Bank’s private-label MBS litigation. The Bank did not record any litigation settlements during the three months ended March 31, 2019. Other factors impacting other income (loss) included net gains (losses) on trading securities and net gains (losses) on derivatives and hedging activities, as described below.

During the three months ended March 31, 2020, the Bank recorded net gains on trading securities of $26 million compared to net gains of $10 million for the same period last year. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank’s fixed rate trading securities which stemmed from market volatility caused by the COVID-19 global health pandemic.

During the three months ended March 31, 2020, the Bank recorded net losses of $48 million on its derivatives and hedging activities through other income (loss) compared to net losses of $12 million during the same period last year. The fair value changes were primarily driven by changes in interest rates which impacted the fair value of interest rate swaps used to economically hedge its investment securities portfolio. The changes in interest rates were primarily driven by market volatility caused by the COVID-19 global health pandemic.

Assets - The Bank’s total assets decreased to $126.1 billion at March 31, 2020, from $129.6 billion at December 31, 2019, primarily due to a decrease in investments of $2.8 billion. Money market investments decreased by $3.1 billion from December 31, 2019. This decline was offset in part by an increase in U.S. Treasuries of $0.9 billion that the Bank purchased and utilized for liquidity management during the first quarter of 2020.

Liabilities - The Bank’s total liabilities decreased to $119.3 billion at March 31, 2020, from $122.9 billion at December 31, 2019, primarily driven by a decrease in the amount of consolidated obligations needed to fund the Bank’s assets.

Capital - Total capital remained relatively stable at $6.7 billion at March 31, 2020 compared to December 31, 2019. The Bank’s regulatory capital ratio increased to 5.51 percent at March 31, 2020, from 5.31 percent at December 31, 2019 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

All numbers reported in this earnings release for the first quarter of 2020 are approximate until the Bank announces unaudited financial results in its First Quarter 2020 Form 10-Q with the SEC, expected to be available at www.fhlbdm.com and www.sec.gov on or before May 15, 2020.

Dividend

On April 28, 2020, the Bank’s Board of Directors approved a first quarter 2020 dividend at an annualized rate of 5.50 percent on activity-based stock and 3.00 percent on membership stock, a 0.25% decrease for each subclass of stock from the prior quarter. The lower dividend rate reflects the Bank’s philosophy to pay a dividend equal to or greater than the current market rate for a highly-rated investment, and at a rate that is sustainable under current and projected earnings to maintain an appropriate level of capital and retained earnings. The dividend rate considers the current quarter private-label MBS litigation settlement and the effects COVID-19 has had on economic and financial markets conditions. Future dividends may be negatively impacted by the effects COVID-19 has on the economy and market conditions. The extent of the impact will depend upon how long the current conditions persist.

Dividend payments totaling $57 million are expected to be paid on May 12, 2020. The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding will be 4.88 percent; however, the effective combined dividend rate on the total capital stock held by each member depends on its level of activity with the Bank during the first quarter.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)

	March 31,	December 31,
Statements of Condition (dollars in millions)	2020	2019
Cash and due from banks	$611	$1,029
Investments	35,634	38,465
Advances	79,757	80,360
Mortgage loans held for portfolio, net	9,546	9,334
Total assets	126,068	129,603
Consolidated obligations	117,337	121,084
Mandatorily redeemable capital stock	96	206
Total liabilities	119,335	122,877
Capital stock - Class B putable	4,653	4,517
Retained earnings	2,199	2,165
Accumulated other comprehensive income (loss)	(119)	44
Total capital	6,733	6,726
Total regulatory capital[1]	6,948	6,888
Regulatory capital ratio	5.51%	5.31%

1
Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended
	March 31,
Operating Results (dollars in millions)	2020	2019
Net interest income	$109	$159
Other income (loss):
Net gains (losses) on trading securities	26	10
Net gains (losses) on derivatives and hedging activities	(48)	(12)
Gains on litigation settlements, net	56	—
Other, net	2	7
Total other income (loss)	36	5
Total other expense	43	39
Net income before assessments	102	125
Affordable Housing Program assessments	10	13
Net income	$92	$112
Performance Ratios
Net interest spread	0.25%	0.31%
Net interest margin	0.35	0.45
Return on average equity (annualized)	5.51	6.16
Return on average capital stock (annualized)	8.26	8.70
Return on average assets (annualized)	0.29	0.31

The selected financial data above is approximate until the Bank announces unaudited financial results in its First Quarter 2020 Form 10-Q with the SEC expected to be filed on or about May 15, 2020.

###

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The bank is wholly owned by nearly 1,350 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.